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EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

        Assignment Ready, Inc., a Delaware corporation, is a wholly-owned subsidiary of EnviroStaff, Inc., a Minnesota corporation, which in turn is a wholly-owned subsidiary of the Registrant.

        On Assignment Staffing Services, Inc., a Delaware corporation, is a wholly-owned subsidiary of the Registrant. On Assignment Staffing Services, Inc. does business under the names "Lab Support," "Healthcare Financial Staffing," "Clinical Lab Staff," "Diagnostic Imaging Staff," "On Assignment Healthcare Staffing," "Respiratory Therapists Staffing Services," "Dental Staffing Services," "Respiratory Staffing Services," "Radiology Staffing Services," "Allied Travel Staffing Services," "LVN/LPN Staffing Services," "Nurse Travel Staffing Services," "Nurse Staffing Services," "Best Express," "Best Traveler," "Engineering Staffing Services," "Clinical Research Staffing Services," "Nurse Bridge" and "HPO Healthcare Staffing."

        Other subsidiaries of the Registrant are omitted from this exhibit pursuant to Regulation S-K 601(b)(21)(ii).

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SUBSIDIARIES OF THE REGISTRANT